Exhibit 8.2

[Sullivan & Cromwell LLP Letterhead]

July 29, 2026

Haleon plc

1st Floor, Building 5, The Heights

Weybridge, Surrey, United Kingdom, KT13 0NY

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the filing, on the date hereof, of your Form F-3 Registration Statement filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on July July 29, 2026 (as amended, the “Registration Statement”). We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion in the Prospectus included in the Registration Statement, under the caption “U.S. Taxation” subject to the qualifications, exceptions, assumptions and limitations contained therein, is our opinion and is fair and accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

SULLIVAN & CROMWELL LLP